Exhibit 99.1

FIDELITY D & D BANCORP, INC.

PRESS RELEASE

Date: October 19, 2005

Contacts:
Steven C. Ackmann	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS IMPROVED THIRD QUARTER 2005 EARNINGS

Dunmore, PA – Fidelity D & D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced net income for the third quarter ended September 30, 2005 of $1,294,000, a 59% increase compared to net income of $814,000 for the same quarter of 2004.  Earnings per share were $0.70 and $0.45 for the quarters ended September 30, 2005 and 2004, respectively.  Net income for the nine months ended September 30, 2005 was $3,450,000, or $1.87 per share, a $1,091,000 increase compared to net income of $2,359,000, or $1.29 per share, for the same period in 2004.

Net interest income increased to $4,362,000 for the quarter ended September 30, 2005, an overall increase of $344,000, or 9%, over the $4,018,000 recorded during the same quarter of 2004.

Total interest income increased by $586,000, or 9%, from $6,738,000 to $7,324,000, along with an interest expense increase of $242,000, or 9%, from $2,720,000 to $2,962,000 for the quarters ended September 30, 2004 and 2005, respectively.  Yields on earning assets improved during the third quarter of 2005, producing more interest income compared to the same period last year.  Increased rates on shorter-term interest-bearing liabilities have pushed the interest costs higher.  As an overall result, the net interest margin increased 33 basis points to 3.55% in the third quarter of 2005, compared to 3.22% for the third quarter of 2004.

During the third quarter of 2005, the provision for loan losses was $300,000 compared to $450,000 in the same quarter of 2004. The allowance for loan losses was 1.53% of total loans at September 30, 2005, down from 1.59% at September 30, 2004.

Total other income recorded for the quarter ended September 30, 2005 was $1,228,000 compared with $1,149,000 for the same quarter in 2004.  Improved service charges and fees along with gains recorded in the third quarter of 2005 produced a $79,000 net increase in other income as compared to the third quarter of 2004.

Total other operating expenses decreased 2%, from $3,658,000 to $3,591,000 for the quarters ending September 30, 2004 and 2005.  This operating expense decrease resulted primarily from lower accrued settlement expenses recorded during 2005.

 “These results show our continued progress towards improving profitability,” said Steve Ackmann, President and CEO.  “We are carefully watching the interest rate environment as the Fed raises rates, and bank margins begin to see signs of strain.  However, we feel our Bank is well-positioned to take advantage of the rising rates.”

The Company’s total assets were $538,435,000 at September 30, 2005 as compared to $536,675,000 at December 31, 2004.

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 12 community banking offices and 21 ATM locations.

For more information please visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

As of September 30, 2005 and December 31, 2004

At Period End:	September 30, 2005	December 31, 2004
Assets
Total cash and cash equivalents	$10,961,818	$10,216,394
Investment securities	111,137,830	120,237,518
Loans and leases	394,262,772	388,110,551
Allowance for loan losses	(6,034,549)	(5,987,798)
Premises and equipment, net	10,671,310	11,163,292
Life insurance cash surrender value	7,816,244	7,613,437
Other assets	9,619,086	5,321,744

Total assets	$538,434,511	$536,675,138

Liabilities
Non-interest-bearing deposits	$70,331,584	$65,357,535
Interest-bearing deposits	299,084,679	300,257,800
Total deposits	369,416,263	365,615,335
Short-term borrowings	44,026,811	50,534,046
Long-term debt	70,536,586	71,119,188
Other liabilities	6,067,621	3,039,809
Total liabilities	490,047,281	490,308,378

Shareholders’ equity	48,387,230	46,366,760

Total liabilities and shareholders’ equity	$538,434,511	$536,675,138

Average Quarterly Balances:	September 30, 2005	December 31, 2004
Assets
Total cash and cash equivalents	$10,402,754	$10,865,359
Investment securities	113,632,348	127,386,620
Loans and leases, net	384,813,141	378,978,981
Premises and equipment, net	10,790,179	11,201,185
Other assets	13,701,192	13,271,732

Total assets	$533,339,614	$541,703,877

Liabilities
Non-interest-bearing deposits	$68,168,039	$67,616,836
Interest-bearing deposits	299,723,637	302,580,348
Total deposits	367,891,676	370,197,184
Short-term borrowings and long-term debt	113,995,708	122,529,886
Other liabilities	3,109,807	2,915,991
Total liabilities	484,997,191	495,643,061

Shareholders’ equity	48,342,423	46,060,816

Total liabilities and shareholders’ equity	$533,339,614	$541,703,877

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Interest income
Loans and leases	$6,139,714	$5,495,771	$17,789,858	$16,620,219
Securities and other	1,184,256	1,241,928	3,611,214	3,893,995

Total interest income	7,323,970	6,737,699	21,401,072	20,514,214

Interest expense
Deposits	1,746,220	1,603,188	4,978,215	5,175,306
Borrowings and debt	1,215,494	1,116,597	3,466,648	3,296,884

Total interest expense	2,961,714	2,719,785	8,444,863	8,472,190

Net interest income	4,362,256	4,017,914	12,956,209	12,042,024

Provision for loan losses	300,000	450,000	680,000	1,700,000
Other income	1,228,187	1,148,738	3,102,307	3,166,040
Other expenses	3,590,787	3,657,794	10,768,963	10,471,529
Provision for income taxes	405,311	245,346	1,160,011	677,223
Net income	$1,294,345	$813,512	$3,449,542	$2,359,312

Selected financial ratios and other data:

	Three months ended		Nine months ended
	September 30,		September 30,
Selected returns and financial ratios	2005	2004	2005	2004
Diluted earnings per share	$0.70	$0.45	$1.87	$1.29
Dividends per share	$0.22	$0.22	$0.66	$0.66
Yield on interest-earning assets (FTE)	5.87%	5.34%	5.75%	5.31%
Cost of interest-bearing liabilities	2.84%	2.54%	2.70%	2.57%
Net interest spread	3.03%	2.80%	3.05%	2.74%
Net interest margin	3.55%	3.22%	3.52%	3.15%
Return on average assets	0.96%	0.60%	0.86%	0.57%
Return on average equity	10.62%	7.29%	9.73%	7.11%
Efficiency ratio	61.63%	67.02%	65.12%	64.76%
Expense ratio	1.72%	1.79%	1.91%	1.68%

Other data

	As of September 30,		As of December 31 ,
	2005	2004	2004
Book value per share	$26.14	$25.00	$25.21
Equity to assets	8.99%	8.42%	8.64%
Allowance for loan losses to:
Total loans	1.53%	1.59%	1.54%
Non-accrual loans	64.47%	62.14%	60.46%
Non-accrual loans to net loans	2.41%	2.61%	2.59%
Non-performing assets to total assets	1.88%	1.95%	1.99%